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[KPMG PEAT MARWICK LLP LETERHEAD]


                        CONSENT OF KPMG PEAT MARWICK LLP
                        --------------------------------

The Board of Directors
American Colloid Company:

We consent to incorporation by reference in the registration statements No.33-34109, No. 33-55540, and No. 33-73350 on Form S-8 of American Colloid Company of our report dated March 10, 1995, relating to the consolidated balance sheets of American Colloid Company and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, retained earnings, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of American Colloid Company.


                                        KPMG PEAT MARWICK LLP


Chicago, Illinois
March 24, 1995